Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Flushing Financial Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class or Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price per Unit(2)	Maximum Offering Price(3)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $0.01 per share	457(o)	-	-	-	-	-
Fees to be Paid	Equity	Preferred Stock, par value $0.01 per share	457(o)	-	-	-	-	-
Fees to be Paid	Debt	Debt Securities	457(o)	-	-	-	-	-
Fees to be Paid	Other	Depositary Shares(4)	457(o)	-	-	-	-	-
Fees to be Paid	Other	Warrants(5)	457(o)	-	-	-	-	-
Fees to be Paid	Other	Units(6)	457(o)	-	-	-	-	-
Fees to be Paid	Unallocated (Universal) Shelf	(1)	457(o)	$400,000,000	-	$400,000,000	$0.0001531	$61,240
	Total Offering Amounts				-	$400,000,000	$0.0001531	$61,240
	Total Fees Previously Paid				-	-	-	-
	Total Fee Offsets				-	-	-	-
	Net Fees Due				-	-	-	$61,240

(1)There are being registered hereunder such indeterminate number of securities of each identified class of the Registrant, as shall have an aggregate initial offering price not to exceed $400,000,000.  In general, the securities registered hereunder also include such indeterminate number of shares of common stock and preferred stock as may be issued upon conversion of or in exchange for debt securities, depositary shares and preferred stock that provide for conversion or exchange, upon exercise of warrants or pursuant to the antidilution provisions of any registered securities.

(2)Omitted pursuant to Rule 457(o) under the Securities Act of 1933 (the “Securities Act”).

(3)The proposed maximum aggregate offering price has been estimated solely for the purpose of determining the registration fee in accordance with Rule 457(o) under the Securities Act.

(4)Each depositary share will be issued under a deposit agreement, will represent an interest in a fractional share or multiple shares of preferred stock and will be evidenced by a depositary receipt.

(5)Warrants will represent rights to purchase debt securities, preferred stock, depositary shares, common stock or other securities or property.

(6)Any securities registered hereunder may be sold as units with other securities registered hereunder.  Each unit will be issued under a unit agreement and will represent an interest in two or more securities, which may or may not be separable from one another.